Exhibit 99.1

FOR IMMEDIATE RELEASE

NU SKIN ENTERPRISES REPORTS FOURTH-QUARTER AND 2019 RESULTS AND PROVIDES 2020 GUIDANCE

PROVO, Utah — Feb. 12, 2020 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced fourth-quarter and 2019 financial results.

Executive Summary
Q4 2019 vs. Prior-Year Quarter

Revenue:	$583.4 million, (15%) • (1%) fx impact or ($6.0 M)
Earnings Per Share (EPS):	$0.72, +325% • Prior year included impairment and restructuring charges
Sales Leaders:	54,760; (25%)
Customers:	1,162,905; (7%)

2019 Annual
Revenue:	$2.42 billion, (10%) • (3%) fx impact
Earnings Per Share (EPS):	$3.10, +44%

“In the fourth quarter our business performed in line with expectations,” said Ritch Wood, chief executive officer. “Our customer base remained relatively strong, however, our sales leader count was down in the quarter, primarily driven by a decline in Mainland China. We held a global convention in October, which generated enthusiasm among our worldwide sales force. Additionally, we reported 24 percent growth in our manufacturing entities, an area where we see strong opportunitites for continued expansion.”

Q4 2019 Year-Over-Year Operating Results

Revenue:	$583.4 million compared to $683.3 million • (1%) fx impact or ($6.0 M)
Gross Margin:	75.9% compared to 76.3% • Nu Skin business was 78.5% compared to 77.9%
Selling Expenses:	39.1% of revenue compared to 39.4% • Nu Skin business was 41.3% compared to 40.9%
G&A Expenses:	27.4% of revenue compared to 23.9% • Increase includes convention expense
Operating Margin:	9.4% compared to 2.7% • Prior year included impairment and restructuring charges
Other Income / (Expense):	($1.1) million compared to ($4.3) million
Income Tax Rate:	25.1% compared to 225.3% • Prior-year tax rate negatively impacted by impairment and restructuring charges
EPS:	$0.72 compared to $(0.32) • Prior year included ($1.37) impairment and restructuring impact

Stockholder Value
Dividend Payments:	$20.6 million
Stock Repurchases:	Nil

Q1 and Full-Year 2020 Outlook

Q1 2020 Revenue:	$480 to $510 million, (18 to 23%) • Approximately (2 to 3%) fx impact
Q1 2020 EPS:	$0.23 to $0.33
2020 Revenue:	$2.17 billion to $2.30 billion, (5 to 10%) • Approximately (1 to 2%) fx impact
2020 EPS:	$2.00 to $2.40

“In 2020, we are focused on building sales leaders by leveraging our technology enhancements and executing a strong product launch,” continued Wood. “We have an exciting product pipeline, including a new beauty device that we plan to introduce in the second half of the year, further expanding our top-ranked beauty device systems brand. We expect the momentum around this launch to provide opportunitites to accelerate customer and sales leader acquisition. Given the global business environment we are also focused on increasing operational efficiencies. We are confident in our ability to return the business to growth and drive shareholder value.

“As always, the health and safety of each member of our global Nu Skin family is our top priority. Following the recent coronavirus outbreak, we placed a temporary hold on all in-person meetings with our sales force and customers in Mainland China. We are closely monitoring this continuously evolving situation and following direction from government and health officials. While we expect the outbreak to significantly impact our business in the near term, we remain confident in our long-term opportunity in Mainland China and around the world. While the duration and global impact remain uncertain, our guidance reflects our current understanding of the situation,” concluded Wood.

“For the year, we are projecting a decline in sales in Mainland China of 20 to 25 percent and a negative foreign currency impact of 1 to 2 percent,” said Mark Lawrence, chief financial officer. “We currently anticipate the overall business will return to growth in the fourth quarter of 2020, driven by the launch of a new beauty device. We project first-quarter revenue of $480 to $510, including an approximate 2 to 3 percent negative currency impact, and earnings per share of $0.23 to $0.33. For the year, we are projecting annual revenue of $2.17 to $2.30 billion with a projected 1 to 2 percent negative foreign currency impact, and earnings per share of $2.00 to $2.40.”

Conference Call
The Nu Skin management team will host a conference call with the investment community on Feb. 12, 2020, at 5 p.m. ET. Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on the company’s website at ir.nuskin.com. A replay of the webcast will be available at the same URL through Feb. 26, 2020.

About Nu Skin Enterprises, Inc.
Founded 35 years ago, Nu Skin Enterprises, Inc. (NSE) empowers innovative companies to change the world with sustainable solutions, opportunities, technologies, and life-improving values. The company currently focuses its efforts around innovative consumer products, product manufacturing and controlled environment agriculture technology. The NSE family of companies includes Nu Skin, which develops and distributes a comprehensive line of premium-quality beauty and wellness solutions through a global network of sales leaders in Asia, the Americas, Europe, Africa and the Pacific; and Rhyz, our strategic investment arm which includes a collection of sustainable manufacturing and technology innovation companies. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.” More information is available at nuskinenterprises.com.

Important Information Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company’s current expectations and beliefs. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws and include, but are not limited to, statements of management’s expectations regarding the company’s performance, growth, shareholder value, product launches, sales force, customer base, strategies and initiatives; projections regarding revenue, earnings per share, foreign currency fluctuations, other financial items and non-financial performance metrics; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as “believe,” “expect,” “continue,” “potential,” “anticipate,” “project,” “estimate,” “intend,” “plan,” “continue,” “will,” “would,” “could,” “may,” “might,” the negative of these words and other similar words.

 The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:

•	adverse publicity related to the company’s business, products, industry or any legal actions or complaints by the company’s sales force or others;
•
risk that direct selling laws and regulations in any of the company’s markets, including the United States and Mainland China, may be modified, interpreted or enforced in a manner that results in negative changes to the company’s business model or negatively impacts its revenue, sales force or business, including through the interruption of sales activities, loss of licenses, imposition of fines, or any other adverse actions or events;

•	risk that epidemics, including the recent outbreak of coronavirus, and other crises could negatively impact our business;
•	any failure of current or planned initiatives or products to generate interest among the company’s sales force and customers and generate sponsoring and selling activities on a sustained basis;
•	uncertainty regarding the continued impact of the 100-day review and negative media and consumer sentiment in Mainland China on our business operations and results;
•	risk of foreign-currency fluctuations and the currency translation impact on the company’s business associated with these fluctuations;
•	uncertainties regarding the future financial performance of the businesses the company has acquired;
•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support planned initiatives or launch strategies, and increased risk of inventory write-offs if the company over-forecasts demand for a product or changes its planned initiatives or launch strategies;

•
regulatory risks associated with the company’s products, which could require the company to modify its claims or inhibit its ability to import or continue selling a product in a market if the product is determined to be a medical device or if the company is unable to register the product in a timely manner under applicable regulatory requirements;

•	unpredictable economic conditions and events globally, including trade policies and tariffs;
•
uncertainties related to interpretation of, and forthcoming regulations under, the recently enacted U.S. tax reform legislation; the company’s future tax-planning initiatives; any prospective or retrospective increases in duties on the company’s products imported into the company’s markets outside of the United States; and any adverse results of tax audits or unfavorable changes to tax laws in the company’s various markets; and

•	continued competitive pressures in the company’s markets.

The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company’s beliefs as of the date that such information was first provided, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

Non-GAAP Financial Measures: Constant-currency revenue change is a non-GAAP financial measure that removes the impact of fluctuations in foreign-currency exchange rates, thereby facilitating period-to-period comparisons of the company’s performance. It is calculated by translating the current period’s revenue at the same average exchange rates in effect during the applicable prior-year period and then comparing that amount to the prior-year period’s revenue. The company believes that constant-currency revenue change is useful to investors, lenders and analysts because such information enables them to gauge the impact of foreign-currency fluctuations on the company’s revenue from period to period.

The following table sets forth revenue for the three-month periods ended December 31, 2019 and 2018 for each of our reportable segments (U.S. dollars in thousands):

				Constant- Currency
	2019	2018	Change	Change

Nu Skin
Mainland China	$154,731	$217,040	(29%)	(28%)
Americas/Pacific	86,146	95,175	(9%)	(6%)
South Korea	81,958	102,840	(20%)	(17%)
Southeast Asia	74,767	80,500	(7%)	(10%)
Japan	65,482	63,953	2%	(1%)
EMEA	46,205	50,584	(9%)	(6%)
Hong Kong/Taiwan	41,616	47,746	(13%)	(14%)
Other	1,860	780	138%	138%
Total Nu Skin	552,765	658,618	(16%)	(15%)
Manufacturing	30,487	24,669	24%	24%
Grow Tech	107	-	100%	100%
Total	$583,359	$683,287	(15%)	(14%)

The following table sets forth revenue for the years ended December 31, 2019 and 2018 for each of our reportable segments (U.S. dollars in thousands):

				Constant- Currency
	2019	2018	Change	Change

Nu Skin
Mainland China	$722,526	$886,472	(18%)	(15%)
Americas/Pacific	349,078	385,034	(9%)	(4%)
South Korea	329,978	373,357	(12%)	(6%)
Southeast Asia	301,620	316,890	(5%)	(5%)
Japan	260,039	254,939	2%	1%
EMEA	167,165	182,394	(8%)	(3%)
Hong Kong/Taiwan	166,335	185,893	(11%)	(9%)
Other	1,621	3,423	(53%)	(53%)
Total Nu Skin	2,298,362	2,588,402	(11%)	(8%)
Manufacturing	121,917	90,606	35%	35%
Grow Tech	137	-	100%	100%
Total	$2,420,416	$2,679,008	(10%)	(7%)

The company’s Customers and Sales Leaders statistics by segment for the three-month periods ended December 31, 2019 and 2018 are presented in the following table:

	2019		2018		% Increase (Decrease)
	Customers	Sales Leaders	Customers	Sales Leaders	Customers	Sales Leaders

Mainland China	292,812	17,987	303,789	33,129	(4%)	(46%)
Americas/Pacific	220,216	7,607	248,609	8,354	(11%)	(9%)
South Korea	168,972	7,251	182,026	7,565	(7%)	(4%)
Southeast Asia	136,349	7,480	153,465	8,933	(11%)	(16%)
Japan	125,557	5,916	130,181	5,916	(4%)	-
EMEA	153,330	4,619	149,085	4,791	3%	(4%)
Hong Kong/Taiwan	65,669	3,900	76,891	4,767	(15%)	(18%)

Total	1,162,905	54,760	1,244,046	73,455	(7%)	(25%)

“Customers” are persons who purchased products directly from the company during the previous three months. Our Customer numbers do not include consumers who purchase products directly from members of our sales force.

“Sales Leaders” are independent distributors, and sales employees and independent marketers in China, who achieve certain qualification requirements.

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018

Revenue	$583,359	$683,287	$2,420,416	$2,679,008
Cost of sales	140,566	161,853	581,420	634,140
Gross profit	442,793	521,434	1,838,996	2,044,868

Operating expenses:
Selling expenses	228,127	269,052	955,600	1,071,020
General and administrative expenses	159,987	163,265	615,970	662,302
Restructuring and Impairment	—	70,686	—	70,686
Total operating expenses	388,114	503,003	1,571,570	1,804,008

Operating income	54,679	18,431	267,426	240,860
Other income (expense), net	(1,101)	(4,254)	(12,254)	(21,194)

Income before provision for income taxes	53,578	14,177	255,172	219,666
Provision for income taxes	13,466	31,936	81,619	97,779

Net income	$40,112	$(17,759)	$173,553	$121,887

Net income per share:
Basic	$0.72	$(0.32)	$3.13	$2.21
Diluted	$0.72	$(0.32)	$3.10	$2.16

Weighted-average common shares outstanding (000s):
Basic	55,548	55,453	55,518	55,170
Diluted	55,807	56,341	55,927	56,476

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$335,630	$386,911
Current investments	8,413	11,346
Accounts receivable	50,378	53,282
Inventories, net	275,891	295,821
Prepaid expenses and other	69,854	51,877
Total current assets	740,166	799,237

Property and equipment, net	453,604	464,535
Right-of-use assets	144,326	—
Goodwill	196,573	196,573
Other intangible assets, net	80,321	89,989
Other assets	154,016	144,112
Total assets	$1,769,006	$1,694,446

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,979	$47,617
Accrued expenses	290,281	322,583
Current portion of long-term debt	27,500	69,455
Total current liabilities	356,760	439,655

Operating lease liabilities	105,701	—
Long-term debt	334,461	361,008
Other liabilities	96,795	111,916
Total liabilities	893,717	912,579

Stockholders’ equity:
Class A common stock	91	91
Additional paid-in capital	557,544	552,564
Treasury stock, at cost	(1,324,826)	(1,326,605)
Accumulated other comprehensive loss	(85,292)	(79,934)
Retained earnings	1,727,772	1,635,751
Total stockholders’ equity	875,289	781,867
Total liabilities and stockholders’ equity	$1,769,006	$1,694,446

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CONTACTS:
Media: media@nuskin.com, (801) 345-6397
Investors: investorrelations@nuskin.com, (801) 345-3577